UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 21, 2005 (March 17, 2005)

CRESTED CORP.
(Exact Name of Company as Specified in its Charter)

Colorado	0-8773	84-0608126
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

Glen L. Larsen Building
877 North 8th West Riverton, WY		82501
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (307) 856-9271

Not Applicable
Former Name, Former Address or Former Fiscal Year,, If Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

 ☐ Written communications pursuant to Rule 425 under the Securities Act
 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 8: Other Events
Item 8.01. Other Events

     Crested Corp. and USE have filed a formal request with the State of Utah for an operational license to reopen and operate the Shootaring Canyon Uranium Mill located in southeastern Utah.

The spot price for uranium concentrates (U3O8) has increased during the past year from $10.00 per lb. to $21.75 per lb. U2O8, and the long term price is $27.00. Management of Crested and USE have made a decision to start up the Shootaring Canyon Uranium Mill which is owned by Plateau Resources Limited (Plateau), a subsidiary of U. S. Energy Corp. Crested has a 50% interest in Plateau’s cash flows. The Shootaring Mill was designed to process 750 tons of material per day (tpd) and should be capable of operating at 1,000 tpd, once the refurbishing is completed. Plateau controls a number of nearby uranium properties and stockpiles of uranium mineralized material. We expect that more acquisitions and new nearby mines will come into production to furnish additional material for the Mill, which are expected to be able to feed the Mill with sufficient material for the foreseeable future.

When refurbished and the operational license is issued, the Mill will have the capacity to produce 1.5 million pounds of uranium concentrates annually depending on the grade of material fed to the Mill. It will cost at least $25 million to modify the Mill’s tailings cell to Utah standards; post additional reclamation bonding; and complete other mill upgrades before production can begin. Additionally, a circuit to process the vanadium which is contained in almost all of the mineralized material is planned to be added to the Mill.

Except for the lower grade mineralized material which has been stockpiled at the Mill for over ten years, the grades of materials controlled by Crested and USE at other properties in the vicinity of the Mill have not been determined. Until such grades have been established with drilling and testing, and a feasibility study completed on the properties to determine the economics of running the Mill to process these materials, we cannot determine if the properties contain any uranium reserves. In any event, the feasibility of the mines, and therefore of operating the Mill, will be dependent on sustained high prices for uranium concentrates, and overall, the grades of material available for processing being economic (containing sufficient uranium) at such sustained high prices.

Once required financing is in place, the work is planned to be completed in approximately 18 months after the operating license is granted by the State of Utah, but unforeseen causes may delay the project. Efforts are underway while going through the State of Utah permitting process to raise the necessary financing for the project. However, financing terms have not been finalized, and we cannot predict if and when the financing will be completed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESTED CORP.

Dated: March 21, 2005	By:	/s/ Harold F. Herron
Harold F. Herron, President

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